UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM SD
Specialized Disclosure Report
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ARTIVION, INC.
(Exact name of registrant as specified in its charter)
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Delaware	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia	30144
(Address of principal executive office)	(Zip Code)

Jean F. Holloway	(678) 290-4319
(Name and telephone number, including area code, of the person to contact in connection with this report.)
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Check the appropriate box to indicate the rule pursuant to which this Form is being filed, and provide the period to which the information in this Form applies:
☒        Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.
☐        Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ______.

Section 1 – Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
This Form SD of Artivion, Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2024 to December 31, 2024.
A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01. This Form SD and the Conflict Minerals Report are publicly available under the Corporate Governance tab on the Company’s website at https://investors.artivion.com.
Item 1.02 Exhibit
As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this Form SD.
Section 2 – Exhibits
Item 2.01 Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form

 SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Artivion, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTIVION, INC.

Date: May 19, 2025	By:	/s/ Jean F. Holloway
	Name:	Jean F. Holloway
	Title:	Senior Vice President, General Counsel,
Chief Compliance Officer, and
Corporate Secretary

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